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                                                                  Exhibit 23.2


             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Experts," "Summary Historical Consolidated Financial Data," and "Selected Historical Consolidated Financial Data" and to the use of our reports dated February 26, 1998, with respect to the consolidated financial statements and schedule of Burke Industries, Inc., and to the use of our reports dated November 21, 1997 and February 20, 1998 with respect to the financial statements of Mercer Products Company, Inc. included in the Registration Statement (Amendment No. 1 to Form S-4) and related Prospectus of Burke Industries, Inc. for the registration of $30,000,000 aggregate principal amount of its Floating Interest Rate Senior Notes due 2007.

                                       Ernst & Young LLP


San Jose, California
July 13, 1998